Exhibit 10(w)

INSTRUMENT OF AMENDMENT TO THE
MERRIMAC INDUSTRIES, INC.
2006 KEY EMPLOYEE INCENTIVE PLAN

WHEREAS, Merrimac Industries, Inc. (the “Company”) maintains the Merrimac Industries, Inc. 2006 Key Employee Incentive Plan (the “Plan”); and

WHEREAS, Section VIII.B. of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan in certain respects; and

WHEREAS, the Board wishes to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective December 13, 2007, as follows:

3. Section II of the Plan is amended by adding a new subsection A to read in its entirety as follows, and renumbering existing subsections “A” through “P” as subsections “B” through “R”:

“A. Administrator” means the Board, its Delegate or, to the extent necessary to preserve any exemption available to the Company from the compensation limits under Section 162(m) of the Code, the Committee.”

4. Section II of the Plan is amended by adding a new subsection L to read in its entirety as follows, and renumbering subsections “L” through “R” (as renumbered by Paragraph 1 of this Amendment) as “M” through “S”:

“L. Delegate” shall mean such person or persons to whom the Board has delegated authority with respect to the Plan.”

3. Clause (a) of Section II.O of the Plan (as renumbered by Paragraphs 1 and 2 of this Amendment) is amended to read in its entirety as follows:

“(a) with respect to Common Stock that is not readily tradeable on an established securities market, the fair market value as determined by the Administrator in good faith or in the manner established by the Administrator from time to time;”

4. Section III of the Plan is amended to read in its entirety as follows:

“III. Administrator.    The Plan shall be administered by the Administrator.”

5. Section IV of the Plan is amended to read in its entirety as follows:

“IV. Administration.    Within 90 days of the Effective Date, the Committee determined the Participants and allocated to each Participant the percentage share (the ‘‘Award Percentage’’) of the restricted shares (the ‘‘Restricted Shares’’) that will be granted to such Participant in the event that the Company achieves the performance goals provided in Section 5. [In making such determinations, the Committee took into account the nature of the services rendered by the respective Participants, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee in its discretion deemed relevant.] Subject to the express provisions of the Plan, the Administrator shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan including the requirement that Participants enter into agreements reflecting such terms, conditions and restrictive covenants applicable with respect to the Restricted Shares and any consideration therefor (including non-competition/non-solicitation/confidentiality arrangements), as the Administrator shall deem appropriate. The Administrator’s determinations on the matters referred to in this Section 4 shall be conclusive. Any dispute or disagreement which may arise hereunder, or as a result of, or with respect to, any Restricted Shares shall be determined by the Administrator, in its sole discretion, and any interpretations by the Administrator of the terms thereof shall be final, binding and conclusive.”

6. Section V.F of the Plan is amended to read in its entirety as follows:

“F. Adjustments.    In the event of any change in corporate capitalization, such as a stock dividend, stock split or a corporate transaction, such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including, to the extent permitted by Treasury Regulations Section 1.162-27(e) or any successor regulations, any extraordinary cash dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Administrator may make such substitution or adjustments in the aggregate number and kind of shares available for issuance under the Plan, to the extent necessary to account for any such change in corporate capitalization and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion.”

7. Section VI.B of the Plan is amended to read in its entirety as follows:

“B. Holding of Shares.    The Administrator may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any issuance of Restricted Shares to a Participant, such Participant shall have delivered to the Company a stock power, endorsed in blank, relating to such Restricted Shares.”

8. Section VI.F of the Plan is amended to read in its entirety as follows:

“F. Waiver of Restrictions.    The Administrator shall have the discretion to waive, in whole or in part at any time, any or all remaining restrictions with respect to any or all of a Participant’s Restricted Shares.”

9. Section VII of the Plan is amended to read in its entirety as follows:

“VII. Tax Withholding.    No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal income tax purposes with respect to any grant of Restricted Shares or the vesting of Restricted Shares, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. To the extent determined by the Administrator, withholding obligations may be settled with Common Stock, including Common Stock that is part of the grant of Restricted Shares. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.”

10. Section X of the Plan is amended to read in its entirety as follows:

“X. Compliance With Securities Laws.    The Administrator may require each Participant to represent to and agree with the Company in writing that such person is acquiring any Restricted Shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

A. listing or approval for listing upon notice of issuance of such shares on the American Stock Exchange or such other securities exchange as may at the time be the principal market for the Common Stock;

B. any registration or other qualification of such shares under any state or federal law or regulation or the maintaining in effect of any such registration or other qualification which the Administrator shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

C. obtaining any other consent, approval or permit from any state or federal governmental agency which the Administrator shall, in its absolute discretion upon the advice of counsel, determine to be necessary or advisable.”

MERRIMAC INDUSTRIES, INC.

	By:	/s/ Robert V. Condon
Name:	Robert V. Condon
	Title:	Vice President, Finance and Chief Financial Officer
	Date:	December 13, 2007